Exhibit 99.1

Contact:	Joe Scopelliti, 866-832-4474, jjscopelliti@pplweb.com
PPL Susquehanna

Unit 2 at Susquehanna Nuclear Power Plant Shut Down for Turbine Inspection

BERWICK, Pa. (June 25, 2014) -- Operators at PPL Corporation's Susquehanna nuclear power plant began shutting down Unit 2 Wednesday (6/25) to inspect its turbine blades. Data from the extensive vibration monitoring equipment installed on the turbine indicates that a few turbine blades may have developed small cracks.
“We have been monitoring turbine performance closely for the last several years, and continue to work with the manufacturer to address conditions that are associated with cracks developing,” said Timothy S. Rausch, senior vice president and Chief Nuclear Officer. “We continue to take appropriate actions based on the monitoring data we are collecting to ensure long-term safety and reliability. That’s why we decided to shut down Unit 2 now to inspect blades and replace any that are found to have developed cracks.”
While the unit is shut down, workers will perform additional maintenance activities that can be done only when the unit is not operating.
Rausch said that the Unit 1 turbine was modified with newly designed blades last month during a refueling outage. The new blades are designed to reduce vibration, which is believed to be a primary contributor to blade crack growth. Monitoring has shown that vibration levels have been significantly lower since Unit 1 resumed operation. Unit 1 continues to operate at full power.
Pending a full analysis of the Unit 1 turbine performance over the course of the year, PPL Susquehanna is preparing to install the newly designed blades on the Unit 2 turbine during its next scheduled refueling outage in the spring of 2015.
The financial impact of the current outage is not expected to be material. PPL Corporation is maintaining its 2014 forecast of $2.15 to $2.30 per share in earnings from ongoing operations. The forecast for reported earnings is a range of $1.84 to $1.99 per share, reflecting special items recorded in the first quarter.
The Susquehanna plant, located in Luzerne County about seven miles north of Berwick, is owned jointly by PPL Susquehanna LLC and Allegheny Electric Cooperative Inc. and is operated by PPL Susquehanna.
PPL Susquehanna LLC is one of PPL Corporation's generating affiliates. PPL Corporation (NYSE: PPL), with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplsusquehanna.com and www.pplweb.com.

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